As filed with the Securities and Exchange Commission on December 20, 2018
Registration Nos.: 333-225265 and 333-148571
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Post-Effective Amendment No. 1 to Form S-8 (333-225265)
Post-Effective Amendment No. 1 to Form S-8 (333-148571)
Under the Securities Act of 1933
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LEARNING TREE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	95-3133814 (I.R.S. Employer Identification No.)
13650 Dulles Technology Drive, Suite 400
Herndon, Virginia 20171
(Address, including zip code of registrant’s principal executive offices)
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2018 Equity Incentive Plan and
Individual Non-Qualified Stock Option Grants
2007 Equity Incentive Plan

(Full titles of the plans)
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Steven R. Berger, Esq.
Vedder Price P.C.
1633 Broadway 31st Floor
New York, New York 10019
(212) 407-7700
(Name, address and telephone number, including area code, of agent for service)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES
The Post-Effective Amendments on Form S-8 relate to the following registration statements on Form S-8 (the “Registration Statements”) previously filed by Learning Tree International, Inc. (the “Company”) with the Securities and Exchange Commission:
1.
Registration Statement No. 333-225265, filed on May 29, 2018, registering (i) 600,000 shares of the Company’s common stock (the “Common Stock”) issuable under the Company’s 2018 Equity Incentive Plan and (ii) 300,000 shares of Common Stock issuable under certain individual non-qualified stock option grants.

2.	Registration Statement No. 333-148571, filed on January 9, 2008, registering 1,000,000 shares of Common Stock issuable under the Company’s 2007 Equity Incentive Plan.
The Post-Effective Amendments are being filed in connection with the anticipated filing by the Company of a Form 15 to suspend its duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.  In connection with this anticipated action, the Company terminated any and all offerings of the Company’s securities pursuant to the Registration Statements.  Accordingly, these Post-Effective Amendments to the Registration Statements remove from registration all shares of Common Stock and other securities covered by the Registration Statements that remain unsold, if any.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Herndon, Commonwealth of Virginia, on December 20, 2018.

LEARNING TREE INTERNATIONAL, INC., By: /s/David W. Asai Name: David W. Asai Title: Chief Financial Officer

Note: Executed in reliance on Rule 478 under the Securities Act of 1933, as amended.